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                                                                   EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement
of Protection One, Inc. on Form S-8 (File No. 33-      ) of our report which
includes an explanatory paragraph with respect to a change in method of accounting for certain subscriber account acquisition and transaction costs, dated December 10, 1996, on our audits of the consolidated financial statements and financial statement schedule of Protection One, Inc. and Subsidiaries as of September 30, 1996 and 1995, and for the three years in the period ended September 30, 1996 included in the Annual Report on Form 10-K for the year ended September 30, 1996.





Portland, Oregon
April 1, 1997